Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Stock Option Plan and the Restricted Stock Plan of Afya Limited of our reports dated March 13, 2025, with respect to the consolidated financial statements of Afya Limited and the effectiveness of internal control over financial reporting of Afya Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG

Auditores Independentes S/S Ltda

Belo Horizonte, Brazil

November 12, 2025